EXHIBIT 99





Contact: Jerome I. Feldman                      Scott N. Greenberg
         GP Strategies Corporation              GP Strategies Corporation
         President and                          Executive Vice President and
         Chief Executive Officer                Chief Financial Officer
         (212) 230-9508                         (212) 230-9529



                  GP STRATEGIES ACQUIRES LEARNING TECHNOLOGIES
                  DIVISION OF SHL SYSTEMHOUSE (AN MCI COMPANY)


FOR IMMEDIATE RELEASE:

         New York,  New York,  June 18, 1998 . . . . GP  Strategies  Corporation
(NYSE:GPX) announced today that its wholly owned subsidiary, General Physics Corporation ("GP") has acquired the Learning Technologies business of SHL Systemhouse Co. (an MCI company). In addition, GP and Systemhouse have entered into a Preferred Provider Agreement, under which subject to certain exceptions, GP will become the provider of educational training products and services to Systemhouse for its customers during the term of the agreement.

         Learning Technologies is a leading computer technology training and consulting organization, with offices and classrooms in Canada, the United States and the United Kingdom. With this acquisition, GP Strategies will have the full range of the necessary training disciplines to become a leading training company in the marketplace. GP Strategies Corporation's principal operating subsidiary, General Physics Corporation, with over 2,100 employees located in 75 offices worldwide, provides performance improvement services to Fortune 500 companies, manufacturing and process industries, electric power utilities, and other commercial and governmental customers.

         Jerome I. Feldman , President and Chief Executive Officer of GP Strategies stated that, "This transaction and the announcement of the letter of intent to sell certain assets of the Five Star Group are major steps in our plan to focus on and grow our core operation of performance improvement and training. After the completion of the Five Star transaction, over 95% of our revenue will be derived from training and performance improvement services."





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         The forward-looking  statements contained herein reflect GP Strategies'
management's   current  views  with  respect  to  future  events  and  financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including but not limited to, the risk that the acquisition will not achieve the commercial advantages anticipated by GP Strategies, such as the production of significant revenues or profits for GP Strategies, and those risks and uncertainties detailed in GP
Strategies'  periodic  reports  and  registration   statements  filed  with  the
Securities and Exchange Commission.






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